 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-202108, 333-193812, 333-186547, 333-179449, 333-172072, 333-164726, 333-157192, 333-149220, and 333-144338 on Form S-8 of our reports dated September 12, 2016, relating to the consolidated financial statements of ShoreTel, Inc. and subsidiaries (collectively the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2016.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

September 12, 2016